As filed with the Securities and Exchange Commission on January 25, 2012

Registration No. 333-174779

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

Republic of Peru

(Name of Registrant)

Fortunato Quesada Seminario

Consulate General of Peru

241 East 49th Street

New York, New York 10017

(Name and address of Authorized Representative of the Registrant in the United States)

Copies to:

Jaime Mercado, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained herein also relates to debt securities, warrants and/or units having an aggregate principal amount of $5,000,000,000 or the equivalent thereof in currency, currency units or units, registered under the Registrant’s Registration Statement No. 333-174779 under Schedule B and not previously sold in the United States. In the event any previously registered debt securities and/or units are offered prior to the effective date of this Registration Statement, they will not be included in any prospectus hereunder.

EXPLANATORY NOTE

The Registrant has prepared this Post-Effective Amendment No. 1 to the Registration Statement on Schedule B (File No. 333-174779), declared effective by the Securities and Exchange Commission on August 23, 2011, for the purpose of updating the sections “The Republic of Peru” and “Economy” and updating “Annex A - Medium- and Long-Term External Public Indebtedness” of the Prospectus that forms a part of the Registration Statement (the “Prospectus”). This Registration Statement relates to $5,000,000,000 aggregate principal amount of debt securities of the Registrant to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering.

RECENT DEVELOPMENTS

The following information supplements the information corresponding to the headings below contained in the Prospectus.

History, Government and Political Parties

History

On June 5, 2011, Ollanta Humala, the leader of Gana Peru, was elected president after winning a run-off election. While the election of President Humala initially generated political and economic uncertainty, President Humala took decisive steps to demonstrate continuity with the prior administrations’ economic policies. Shortly after his inauguration, President Humala ratified Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom served as senior members of the previous administration and have been strong proponents of open market policies.

In the six months since taking office on July 28, 2011, President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. Also, this administration has not made a shift in trade policy and has not experienced any changes with its major trading partners, relative to the prior administration.

In addition to strong economic growth, the administration is also focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

The following are some of the key initiatives and laws that have been implemented in the first six months of President Humala’s administration:

•

Prior Consultation Right of Local Indigenous Communities. On September 7, 2011, the government passed Law No. 29785 on the Prior Consultation Right of the Indigenous Population, which is based on the International Labor Organization’s 169th Convention that was ratified by Peru in 1993. The law establishes a prior consultation procedure that the Peruvian government must carry out with local indigenous communities whose rights may be directly affected by new legislative or administrative measures, as well as our national and regional plans, programs and projects. Regulations under this law are still pending.

•

Mining Royalty Tax. On September 28, 2011, the Peruvian government amended the royalty mining law to increase taxation on metallic and non-metallic mining activities. Effective October 1, 2011, the royalty for the exploitation of metallic and non-metallic resources will be the greater of a statutory scale of tax rates applied to a company’s operating profit and 1% of a company’s net sales. The government seeks to use the additional resources from mining activities to improve the infrastructure in some of the poorest areas of the country.

•

Pension 65. In the fourth quarter of 2011, President Humala launched the Pension 65 program, which is designed to provide financial assistance to senior citizens over the age of 65 who do not benefit from a pension plan. The program has been rolled out to some of the poorest regions in the country, assisting over 40,000 senior citizens in extreme poverty by providing them with S/.250 per month. The government intends to gradually roll out this program on a national scale.

•

Other Social Programs. Other social initiatives launched by the administration in 2011 include a system of mobile emergency medical units serving the poorest areas (SAMU), academic scholarships for underprivileged students (Beca 18), and the program Juntos, which provides monetary incentives to families in extreme poverty in exchange for their commitments to provide their children with medical and educational services offered by the government.

Social Disruptions in the North of Peru

In recent months, the northern region of Cajamarca has experienced social disruptions, strikes and protests, resulting from the development of Minas Conga, a gold and copper mining project sponsored by Minera Yanacocha SRL. Minas Conga represents an investment of approximately U.S.$4.8 billion, the largest mining investment in the history in Peru. However, the local communities have protested the mining development, citing concerns over water contamination and damage to the environment.

In November 2011, the local communities in the region of Cajamarca initiated strikes and protests, blocking highways and disrupting economic activity that they claimed would last until the government declared the Minas Conga project unviable. Due to the ongoing protests, Minera Yanacocha SRL suspended operations relating to Minas Conga. On December 4, 2011, President Humala declared a state of emergency in the northern region of Cajamarca for a period of 60 days. On December 16, 2011, the government lifted the state of emergency as local leaders suspended anti-mining protests and agreed to dialogue with the government. Since that date, the national government has been negotiating with local authorities in the region of Cajamarca to find a peaceful solution that addresses the concern of the local population. As part of the negotiation process, the government has ordered a review by international experts of the environmental studies in connection with the project. The government expects that parties will be able to reach an agreement to develop the project in a socially and environmentally responsible manner and that benefits the local population.

Government

In December 2011, Mr. Salomón Lerner resigned as premier of the cabinet’s council and was replaced by Mr. Oscar Valdés, a former military official. In a reorganization to his administration, President Humala also replaced the ministers of agriculture, defense, interior, production and energy and mines, among others. As the new president of the cabinet’s council, Mr. Oscar Valdés has ratified the government’s policy of strong economic growth with a focus towards social inclusion, highlighting the importance of macroeconomic stability, private investment and job creation.

The Economy

Overview

In the nine months ended September 30, 2011, GDP grew 7.4% as compared to a 8.6% growth for the same period in 2010. Market conditions had a positive effect on the Peruvian Economy, including:

•	an increase in exports and imports for the nine months ended September 30, 2011, compared to levels recorded in the nine months ended September 2010; and

•	an increase in commodity prices, leading to increased export earnings, increased external and fiscal accounts and a resulting increase in tax revenues in the nine months ended September 30, 2011.

The following are economic results as of and for the nine months ended September 30, 2011, compared to results as of and for the nine months ended September 30, 2010:

•

the current account deficit totaled U.S.$1.82 billion, or 1.4 % of GDP, in the nine months ended September 30, 2011, compared to a current account deficit of U.S.$1.78 billion, or 1.6% of GDP, for the same period in 2010;

•	the trade surplus totaled U.S.$6.9 billion in the nine months ended September 30, 2011, a significant increase compared to the U.S.$4.6 billion trade surplus registered for the same period in 2010;

•

the non-financial public sector registered a surplus of U.S.$5.4 billion, or 4.2% of GDP, in the nine months ended September 30, 2011, compared to a surplus of U.S.$1.5 billion, or 1.4% of GDP, for the same period in 2010;

•

the balance of public sector external debt totaled U.S.$20.1 billion, or 11.8% of GDP, in the nine months ended September 30, 2011, compared to U.S.$20.2 billion, or 13.6% of GDP, for the same period in 2010;

•	foreign direct investment totaled U.S.$5.7 billion in the nine months ended September 30, 2011, compared to a total of U.S.$5.9 billion for the same period in 2010;

•

exports increased by 35.7%, to U.S.$34.4 billion, in the nine months ended September 30, 2011, compared to U.S.$25.4 billion for the same period in 2010, primarily as a result of an increase in exports and the price of copper, hydrocarbons and agricultural and textile products. In the nine months ended September 30, 2011, the price of copper increased by 30.7%, the price of oil and natural gas increased by 36.7% and 107.3%, respectively, and the price of sugar and cotton increased by 32.8% and 77.3%, respectively.

•

the balance of public sector domestic debt totaled U.S.$15.7 billion, or 9.2 % of GDP, in the nine months ended September 30, 2011, compared to U.S.$14.1 billion, or 9.5% of GDP, for the same period in 2010;

•

the inflation rate was 3.7% (above the Central Bank’s target rate of between 1% and 3%) in the nine months ended September 30, 2011, compared to an inflation rate of 2.0% for the same period in 2010; and

•	the net international reserves of the Central Bank increased by 13.2%, to U.S.$48.1 billion as of September 30, 2011, compared to U.S.$42.5 billion as of September 30, 2010.

The United States, China, Switzerland, Canada and Japan rank among Peru’s most important export markets.

Public Sector Debt

As of September 30, 2011, the outstanding public sector external debt amounted to approximately U.S.$20.1 billion, equivalent to 11.8% of GDP, a decrease of U.S.$0.09 billion compared to approximately U.S.$20.2 billion as of September 30, 2010. This decrease in debt resulted primarily from amortizations of the debt relative to new loan disbursements, which had a net effect of U.S.$0.04 billion.

In the nine month ended September 30, 2011, disbursements for infrastructure projects totaled U.S.$0.5 billion and U.S.$0.1 billion for general purposes (e.g., funds available for debt service).

Material Loan Agreements

On July 5, 2011, Peru entered into a loan agreement with the International Bank for Reconstruction and Development, or IBRD, in an aggregate amount of U.S.$50.0 million to fund the Program for Rural Electrification Development. In July 5, 2011, Peru also entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$25 million, to fund the availability of nutritional products prioritized by the Strategic Nutritional Program.

On June 22, 2011, Peru entered into a loan agreement with the Interamerican Development Bank, or IADB, in an aggregate amount of U.S.$25 million, to fund the Program for Agricultural Competiveness Development.

On July 6, 2011, Peru entered into a loan agreement with the Andean Development Corporation, or CAF, in an aggregate amount of approximately U.S.$300 million, to fund the Lima and Callao Electric Mass Transportation System.

On July 22, 2011, Peru entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$54.5 million, to fund the optimization of the Water Supply and Sanitary Systems.

On September 23, 2011, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$25 million, to fund the Program for the Development of the new Sustainable Energetic Matrix.

On September 23, 2011, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$25 million, to fund the Program to Improve the Government’s Response to Natural Disasters.

Privatizations and concessions

In the nine months ended September 30, 2011, Peru completed nine privatization and concession grants which generated U.S.$4.1 billion in projected investments. For a description of Peru’s privatization efforts, see “The Economy—Privatization and the Role of the State in the Economy—Privatizations and Concessions.”

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Domestic economy
GDP (at current prices)	92,439	107,443	127,115	127,370	153,919	112,895	130,258
Real GDP (in millions of S/. at constant 1994 prices)	160,145	174,407	191,505	193,155	210,143	154,906	166,351
Real GDP growth rate (in %)	7.7	8.9	9.8	0.9	8.8	8.6	7.4
CPI (change for the period in %)	1.1	3.9	6.7	0.2	2.1	2.0	3.7
Unemployment rate (in %)(2) (11)	8.5	7.1	6.2	6.3	5.1	N/A	N/A
Underemployment rate (in %)(3) (11)	46.8	44.3	39.3	40.6	37.9	N/A	N/A
Unemployment rate (in %)(2) (12)	8.2	8.4	8.4	8.4	7.9	N/A	N/A
Underemployment rate (in %)(3) (12)	51.6	49.7	46.1	40.6	40.6	N/A	N/A

Balance of payments
Total current account	2,872	1,460	(5,318)	211	(2,315)	(1,784)	(1,816)
Trade balance	8,986	8,503	2,569	5,951	6,750	4,626	6,951
Total capital account	348	8,400	8,674	1,499	12,921	10,535	6,926
Foreign direct investment	3,467	5,425	6,188	5,178	7,113	5,927	5,724
Errors and omissions(4)	(495)	(272)	(244)	(702)	566	460	(1,355)
Overall balance of payments(5)	2,726	9,588	3,112	1,007	11,173	(9,212)	(3,755)
Change in Central Bank net international reserves (period end in %)	22.5	60.3	12.7	6.2	33.1	32.2	13.2
Central Bank net international reserves (period end)	17,275	27,689	31,196	33,135	44,105	42,464	48,068

Public sector balance
Central government revenue(6)	16,106	19,450	23,320	20,190	26,449	19,797	24,089
As a % of GDP	17.4	18.1	18.3	15.9	17.2	17.6	18.5
Central government expenditure(7)	14,901	17,647	20,517	22,786	25,725	18,742	21,289
As a % of GDP	16.1	16.4	16.2	17.8	17.4	16.6	16.3
Central government fiscal balance	1,315	1,925	2,938	(2,466)	716	1,263	2,867
As a % of GDP	1.5	1.8	2.2	(1.8)	0.0	1.2	2.2
Overall non-financial public sector fiscal balance(8)	1,883	3,264	2,813	(2,617)	(909)	1,487	5,383
As a % of GDP	2.1	3.1	2.1	(1.9)	(0.6)	1.4	4.2

Public sector debt
Public sector external debt	21,972	20,081	19,237	20,600	19,905	20,224	20,132
As a % of GDP	23.8	18.7	15.1	16.2	12.9	13.6	11.8
Public sector domestic debt(9)	8,536	11,828	11,397	13,876	16,113	14,104	15,749
As a % of GDP	9.2	11.0	9.0	10.9	10.5	9.5	9.2
Total public sector debt	30,508	31,909	30,634	34,476	36,018	34,325	35,881
As a % of GDP	33.0	29.7	24.1	27.1	26.9	23.2	20.9

Public sector external debt service:
Amortizations(9)	1,198	5,466	2,580	1,847	4,916	2,583	589
Interest payments(9)	1,339	1,411	1,156	1,078	1,093	816	742

Total external debt service	2,537	6,877	3,736	2,924	6,009	3,399	1,331

As a % of exports of goods and services(10)	9.2	20.9	10.2	9.1	14.8	11.7	3.4

Exchange rate
Exchange rate (end of period, S/. per U.S.$)	3.20	3.00	3.14	2.89	2.81	2.79	2.77
Exchange rate (average, S/. per U.S.$)	3.22	2.98	3.11	2.88	2.82	2.79	2.74

(1)	Preliminary data.
(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) seeking employment the week the survey was conducted.
(3)

In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part-time but willing to work longer hours, plus the percentage of the working-age population that normally works full-time but worked less than 35 hours per week due to result of economic constraints, in each case, the week the survey was conducted.

(4)

Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.

(5)	Includes current account balance, capital account and balance errors and omissions.
(6)	Excludes revenues obtained from privatizations.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Excludes Central Bank debt.
(10)	Includes exports of goods and services and investment income. Source: Central Bank, unless otherwise indicated.
(11)	Source: Ministry of Labor.
(12)	Source: National Institute of Statistics.

N/A = Not Available.

Gross Domestic Product and Structure of the Economy

In the nine month ended September 30, 2011, private consumption totaled U.S.$79.5 billion, a growth of 6.3% in real terms, as a result of an increase in the national income. Private investment totaled U.S.$26.4 billion for the same period, a growth of 13.1% in real terms, primarily resulting from investments in the mining, electric energy, commerce and service sectors. In the nine months ended September 30, 2011, total gross investment increased 14.3%, private investment increased 13.1% and public investment decreased 24.2%, respectively, compared to the same period in 2010.

The following tables set forth GDP by expenditure for the periods shown.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Government consumption	8,819	9,682	11,352	13,194	15,704	10,742	11,859
Private consumption	57,051	66,038	81,275	83,177	95,253	70,940	79,475

Gross investment
Public sector	2,634	3,365	5,317	6,790	9,195	5,612	4,482
Private sector	15,141	19,511	27,375	22,397	29,507	22,390	26,443
Change in inventories	751	1,675	1,481	(2,831)	(242)	93	2,648

Total gross investment	18,526	24,552	34,1731	26,356	38,460	28,096	33,573

Exports of goods and services	26,398	31,265	34,725	30,608	39,537	28,414	38,088
Imports of goods and services	18,355	24,094	34,409	25,965	35,035	25,298	32,738

Net exports	8,043	7,171	316	4,643	4,502	3,116	5,351

GDP	92,439	107,443	127,115	127,370	153,919	112,895	130,258

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Government consumption	9.5	9.0	8.9	10.4	10.2	9.5	9.1
Private consumption	61.7	61.5	63.9	65.3	61.9	62.8	61.0

Gross investment
Public sector	2.8	3.1	4.2	5.3	6.0	5.0	3.4
Private sector	16.4	18.2	21.5	17.7	19.2	19.8	20.3
Change in inventories	0.8	1.6	1.1	(2.2)	(0.2)	0.1	2.0

Total gross investment	20.0	22.8	26.9	20.7	25.0	24.9	25.8

Exports of goods and services	28.5	29.1	27.3	24.0	25.7	25.2	29.2
Imports of goods and services	19.9	22.4	27.1	20.4	22.8	22.4	25.1

Net exports	8.7	6.7	0.2	3.6	2.9	2.8	4.1

GDP	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank.

During the nine months ended September 30, 2011, domestic savings in Peru were 24.4% of GDP, a slight increase compared to 23.3% of GDP for the same period in 2010.

External savings, as a percentage of GDP, decreased from 1.6% in the nine months ended September 30, 2010 to 1.4% in the nine months ended September 30, 2011, primarily due to growth in investment income.

Domestic investment, as a percentage of GDP, increased from 24.9% in the nine months ended September 30, 2010 to 25.8% in the nine months ended September 30, 2011, representing an increase in private investment, resulting primarily from investments in the mining, electric energy, commerce and service sectors. The increase in domestic investment was primarily due to a natural increase in supply, in response to an increase in domestic demand driven by economic growth.

Investment and Savings

(as a percentage of current GDP)

	As of December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Domestic savings:
Public savings	5.1	6.2	6.4	4.1	5.8	6.6	8.1
Private savings	18.1	18.0	16.3	16.8	17.7	16.6	16.3
Total domestic savings	23.2	24.2	22.7	20.9	23.5	23.3	24.4

External savings	(3.1)	(1.4)	4.2	(0.2)	1.5	1.6	1.4
Total savings	20.0	22.8	26.9	20.7	25.0	25.0	25.8
Domestic investment	20.0	22.8	26.9	20.7	25.0	25.0	25.8

(1)	Preliminary data.

Source: Central Bank.

Per Capita GDP

(in U.S. dollars, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(2)	2008(2)	2009(2)	2010(2)	2010(2)	2011(2)
Per capita GDP(1)	3,283.6	3,772.3	4,412.7	4,372.2	5,224.6	5,109.4	5,829.5

(1)	Without adjustment to reflect changes in purchasing power.
(2)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism), manufacturing, agriculture and livestock, and mining and hydrocarbons.

The following table sets forth the distribution of GDP in the Peruvian economy, indicating for each sector the growth rate for the period indicated.

Gross Domestic Product by Sector

(percentage change from previous year, at constant 1994 prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Primary production:
Agriculture and livestock(2)	8.4	3.2	7.2	2.3	4.3	3.7	3.9
Fishing	2.4	6.9	6.3	(7.9)	(16.6)	(13.7)	27.9
Mining and fuel(3)	1.4	2.7	7.6	0.6	(0.8)	0.1	(0.6)

Total primary production	5.2	3.2	7.4	1.2	1.5	1.7	2.8
Secondary production:
Manufacturing	7.5	11.1	9.1	(7.2)	13.6	13.9	7.2
Construction	14.8	16.6	16.5	6.1	17.4	18.2	3.3
Electricity and water	6.9	8.4	7.8	1.2	7.7	7.8	7.5

Total secondary production	9.0	12.1	10.7	(3.1)	14.1	14.5	6.1
Services:
Wholesale and retail trade	11.7	9.7	13.0	(0.4)	9.7	9.6	9.2
Other services(4)	6.8	9.0	9.1	3.1	8.1	7.7	8.7

Total services	7.9	9.1	10.0	2.3	8.5	8.2	8.8

Total GDP	7.7	8.9	9.8	0.9	8.8	8.6	7.4

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 1994 prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Primary production:
Agriculture and livestock(2)	8.3	7.9	7.7	7.8	7.5	7.9	7.6
Fishing	0.5	0.5	0.5	0.4	0.3	0.4	0.4
Mining and hydrocarbons(3)	6.2	5.8	5.7	5.7	5.2	5.3	4.9

Total primary production	15.0	14.2	13.9	14.0	13.0	13.6	13.0

Secondary production:
Manufacturing	15.4	15.7	15.6	14.3	15.0	14.9	14.9
Construction	5.2	5.6	5.9	6.2	6.7	6.5	6.3
Electricity and water	2.1	2.1	2.0	2.0	2.0	2.0	2.0

Total secondary production	22.6	23.3	23.5	22.6	23.7	23.5	23.2

Services:
Wholesale and retail trade	14.5	14.6	15.0	14.9	15.0	15.3	15.6
Other services(4)	47.8	47.9	47.6	48.6	48.3	47.7	48.3

Total services	62.3	62.5	62.6	63.5	63.3	63.0	63.8

Total GDP	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Primary Production

Agriculture and Livestock. In the nine months ended September 30, 2011, the agriculture and livestock sector grew by 3.9%, relative to the same period in 2010. The expansion in the agriculture and livestock sector was the result of (i) increased production of traditional export products, such as coffee, potatoes, cotton, pineapple and asparagus, among others, and (ii) an increased production of agricultural products for internal consumption, including onion, tangerine, banana and lemon. Livestock increased due to increased production in the poultry, beef and lamb sectors.

Fishing. In the nine months ended September 30, 2011, the fishing sector increased by 27.9%, relative to the same period in 2010, mainly due to an increase in fish catch for indirect and direct human consumption. Anchovy catches for industrial consumption increased 61.78% in the nine months ended September 30, 2011, compared to the same period in 2010. In addition, catches of fish species for direct human consumption and for preparation of canned fish increased, due to a greater availability of fresh fish species.

Mining. Peru is a leading producer in Latin America of gold, silver, tin, copper, lead and zinc. Mining, however, constitutes a small part of the country’s GDP, contributing on average 4.9% of GDP in the nine months ended September 30, 2011. Mineral products are Peru’s main exports, representing 59.5% of total exports by value in the nine months ended September 30, 2011. Gold and copper accounted for 21.1% (U.S.$7.3 billion) and 24.1% (U.S.$8.3 billion) of total exports by value, respectively, in the nine months ended September 30, 2011. In addition, copper accounted for 40.5% of total mining exports in the nine months ended September 30, 2011.

During the nine months ended September 30, 2011, mining output decreased 4.8%, compared to the same period in 2010, due primarily to a decrease in the extraction of zinc, silver, gold and copper, driven by lower production levels from mining companies.

Hydrocarbons. In the nine months ended September 30, 2011, the hydrocarbons sector grew 25.5%, compared to the same period in 2010, mainly due to the increase in the exploitation of natural gas and, to a lesser extent, an increase in the exploitation of liquid hydrocarbons, in part due to the start of operations of Peru LNG’s liquefaction plant which commenced in May 2010.

Secondary Production

In the nine months ended September 30, 2011, the secondary production sectors grew 6.1%, compared to the same period in 2010.

Non-primary manufacturing. In the nine months ended September 30, 2011, non-primary manufacturing increased 6.2%, compared to the same period in 2010, primarily due to the greater production of (i) intermediate goods (such as metal products, clay products, plastic products, chemical products and glass products, among others.) and (ii) consumer goods (such as clothes, furniture, textiles, paper and cardboard articles, soaps and detergents, dairy products, vegetable and animal oil, among others), which in each case were partially offset by a decrease in capital investments (such as vehicles, motors, generators and electric transformers, among others).

Construction. In the nine months ended September 30, 2011, the construction sector contributed approximately 6.3% the GDP. During that period, the construction sector grew 3.3%, mainly due to continued public and private investment in housing projects, commercial malls and offices, as well as private and public infrastructure.

Electricity and Water. In the nine months ended September 30, 2011, the electricity and water sector contributed approximately 2.0% to GDP. During that period, the electric sector grew 8.22% and the water sector grew 0.43%, respectively, compared to the same period in 2010, for a combined growth of 7.5%. During the same period, the hydro electricity for public use increased due to the greater amounts of water in the Rio Chili Reservoir. In addition, production from thermal power stations also increased.

Wholesale and Retail Trade

Wholesale and retail trade grew 9.2% in the nine months ended September 30, 2011, due to an increase in the dynamism presented by vehicles sales and machinery and the growth and expansion of supermarkets. The contribution of wholesale to GDP increased from 15.3% in the nine months ended September 30, 2010 to 15.6% in the same period of 2011.

Other Services. In the aggregate, other services, grew 8.7% in the nine months ended September 30, 2011, mainly due to the growth of the transportation and communications sectors. Other services includes transportation and communications, financial services, services provided to corporations, restaurants and hotels, government services, import tariffs and other taxes on products.

Employment and Labor

Formal Employment

The following table provides employment statistics for Metropolitan Lima.

Employment and Labor in Metropolitan Lima

(in percentages)

	As of December 31,
	2006	2007	2008	2009	2010
Participation rate(1)	64.5	63.8	66.7	68.5	67.7
Underemployment rate(2)	46.8	44.3	39.3	40.6	37.9
Unemployment rate(3)	8.5	7.1	6.2	6.3	5.1

(1)	Percentage of the working-age population (14 years old or older) that is employed.
(2)

In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part-time but willing to work longer hours, plus the percentage of the working-age population that normally works full-time but worked less than 35 hours per week due to result of economic constraints, in each case, the week the survey was conducted.

(3)	Percentage of the working-age population (14 years old or older) seeking remunerated employment in the week the employment survey was taken.

Source: Ministry of Labor. Figures for 2006-2010 are based on the Household Survey on Labor. Data as of September 30, 2011 is not available.

The following table provides information on employment by sector, as a percentage of total employment, in Metropolitan Lima from 2006 to 2010.

Employment in Metropolitan Lima

(percentage by economic sector)

	As of December 31,
	2006	2007	2008	2009	2010
Agriculture, livestock, fishing, forestry and mining	1.3	1.3	1.4	1.2	1.2
Manufacturing	17.1	17.3	16.8	16.9	18.5
Construction	5.8	6.0	6.8	6.3	7.0
Transportation and telecommunications	9.9	10.3	11.0	10.7	10.2
Wholesale and retail trade	25.7	25.4	22.5	23.7	23.0
Services	35.4	34.8	36.4	35.6	35.3
Other(1)	4.9	5.0	5.0	5.6	4.9

Total	100.0	100.0	100.0	100.0	100.0

(1)	Includes households.

Source: Ministry of Labor. Figures are based on the Household Survey on Labor. Data as of September 30, 2011 is not available.

Informal Employment

The Peruvian economy has a significant “informal sector” that provides employment to a large portion of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside formal economic transactions established by the state or developed through formal business practices. It generally involves production and exchange of goods and services without the appropriate business permits or licenses, without reporting taxes, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring this sector’s contribution to the Peruvian economy.

The Ministry of Labor estimates the size of the informal sector based on ILO criteria pursuant to which workers in the informal sector are those who work in micro enterprises (either as wage earners or micro entrepreneurs), who are self-employed non-professionals, or who are domestic and unpaid family workers. According to this criteria, 55.7% of the workforce in Metropolitan Lima was employed in the informal sector during 2010.

Balance of Payments and Foreign Trade

Balance of Payments

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	As of and for the Year Ended December 31,					As of and for the Nine Months Ended September 30,
	2006(1)	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Current account:
Trade balance:(1)
Exports (FOB)	23,830	28,094	31,018	26,962	35,565	25,387	34,444
Imports (FOB)	(14,844)	(19,591)	(28,499)	(21,011)	(28,815)	(20,761)	(27,494)

Trade balance	8,986	8,503	2,569	5,951	(6,750)	4,626	6,951
Services, net	(737)	(1,192)	(2,056)	(1,144)	(2,037)	(1,457)	(1,510)
Net income from tourism(2)	772	755	870	926	1,001	736	948
Net income from transportation(3)	(874)	(1,198)	(1,741)	(979)	(1,599)	(1,178)	(1,327)
Financial and investment income, net(4)	(7,562)	(8,359)	(8,744)	(7,484)	(10,053)	(7,154)	(9,622)
Current transfers, net	2,185	2,508	2,943	2,887	3,026	2,200	2,366
Workers’ remittances	1,837	2,131	2,444	2,409	2,534	1,833	1,989

Current account balance	2,872	1,460	(5,318)	211	(2,315)	(1,784)	(1,816)
Capital account:
Foreign direct investment	3,467	5,425	6,188	5,178	7,113	5,927	5,724
Portfolio investment	(45)	70	85	47	87	(16)	(17)
Other medium and long-term capital(5)	(1,994)	840	1,833	(1,512)	5,121	3,053	2,211
Disbursements to the public sector	609	3,384	1,166	3,229	4,261	2,323	621
Other capital, including short-term capital	(1,079)	2,064	568	(2,214)	601	1,571	(992)

Capital account balance	348	8,400	8,674	1,499	12,921	10,535	6,926
Errors and omissions(6)	(495)	(272)	(244)	(702)	566	460	(1,355)

Balance of payments	2,726	9,588	3,112	1,007	11,173	9,212	3,755

Financing:
Change in gross Central Bank reserves(7)	(2,753)	(9,654)	(3,169)	(1,043)	(11,192)	(9,227)	(3,771)
Use of IMF resources	—	—	—	—	—	—	—
Exceptional financing, net	27	67	57	36	19	16	15

Total financing	(2,726)	(9,588)	(3,112)	(1,007)	(11,173)	(9,212)	(3,755)

Memorandum item:
Current account balance (deficit) (as % of GDP)	3.1	1.4	(4.2)	0.2	(1.5)	(1.6)	(1.4)

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.

(7)	Refers to changes in reserves used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Trade Balance

As of September 30, 2011, the trade surplus increased to U.S.$7.0 billion, a 50.3% increase from September 30, 2010. Total exports increased from U.S.$25.4 billion as of September 30, 2010 to U.S.$34.4 billion as of September 30, 2011, reflecting an annual growth rate of 35.7%. Total imports increased from U.S.$20.8 billion as of September 30, 2010 to U.S.$27.5 billion as of September 30, 2011, represents a 32.4% increase.

For the nine months ended September 30, 2010 and 2011, Peru’s exports consisted primarily of the following:

•

traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at U.S.$15.4 billion as of September 30, 2010, representing 60.8% of the total exports for the nine months ended September 30, 2010, and valued at U.S.20.5 billion as of September 30, 2011, representing 59.5% of the total exports for the nine months ended September 30, 2011;

•

petroleum and derivative products valued at U.S.$2.2 billion as of September 30, 2010, representing 8.6% of the total exports for the nine months ended September 30, 2010, and valued at U.S.$3.6 billion as of September 30, 2011, representing 10.6% of the total exports for the nine months ended September 30, 2011;

•

traditional fishing exports, such as fishmeal and fish oil, valued at U.S.$1.7 billion as of September 30, 2010 representing 6.6% of the total exports for the nine months ended September 30, 2010 and valued at U.S.$1.8 billion as of September 30, 2011 representing 5.3% of the total exports for the nine months ended September 30, 2011;

•

non-traditional textile exports, such as textile fibers and cloth, valued at U.S.$1.1 billion as of September 30, 2010 representing 4.3% of the total exports for the nine months ended September 30, 2010 and valued at U.S.$1.4 billion as of September 30, 2011 representing 4.0% of the total exports for the nine months ended September 30, 2011; and

•

non-traditional agriculture and livestock exports valued at U.S.$1.5 billion as of September 30, 2010 representing 5.7% of the total exports for the nine months ended September 30, 2010 and valued at U.S.$1.9 billion as of September 30, 2011, representing 5.6% of the total exports for the nine months ended September 30, 2011.

The following tables provide additional information on exports for the periods shown.

Exports

(in millions of U.S. dollars, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Traditional:
Fishing	1,335	1,460	1,797	1,683	1,884	1,675	1,815
Agricultural	574	460	686	636	975	602	993
Mineral	14,735	17,439	18,101	16,392	21,723	15,423	20,505
Petroleum and natural gas	1,818	2,306	2,681	1,921	3,088	2,171	3,643

Total traditional	18,461	21,266	23,266	20,622	27,669	19,872	26,956
Non-traditional:
Agriculture and livestock	1,220	1,512	1,913	1,825	2,190	1,459	1,928
Fishing	433	500	622	518	642	460	798
Textiles	1,473	1,736	2,026	1,495	1,558	1,103	1,393
Timbers and papers, and manufactures	333	362	428	355	355	261	286
Chemical	602	805	1,041	837	1,223	866	1,228
Non-metallic minerals	135	165	176	148	251	158	340
Basic metal industries and jewelry	829	906	909	569	918	658	862
Fabricated metal products and machinery	164	220	328	366	394	293	326
Other products(2)	89	107	121	93	110	77	103

Total non-traditional	5,279	6,313	7,562	6,186	7,641	5,336	7,264
Other:
Other products(3)	91	114	190	154	254	179	225
Total exports	23,830	28,094	31,018	26,962	35,565	25,387	34,444

(1)	Preliminary data.
(2)	Includes leather and handcrafts.
(3)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010	2010(1)	2011(1)
Traditional:
Fishing	5.6	5.2	5.8	6.2	5.3	6.6	5.3
Agricultural	2.4	1.6	2.2	2.4	2.7	2.4	2.9
Mineral	61.8	62.1	58.4	60.8	61.1	60.8	59.5
Petroleum and derivatives	7.6	8.2	8.6	7.1	8.7	8.6	10.6

Total traditional	77.5	77.1	75.0	76.5	77.8	78.3	78.3
Non-traditional:
Agriculture and livestock	5.1	5.4	6.2	6.8	6.2	5.7	5.6
Fishing	1.8	1.8	2.0	1.9	1.8	1.8	2.3
Textiles	6.2	6.2	6.5	5.5	4.4	4.3	4.0
Timbers and papers, and manufactures	1.4	1.3	1.4	1.2	1.0	1.0	0.8
Chemical	2.5	2.9	3.4	3.1	3.4	3.4	3.6
Non-metallic minerals	0.6	0.6	0.6	0.5	0.7	0.6	1.0
Basic metal industries and jewelry	3.5	3.2	2.9	2.1	2.6	2.6	2.5
Fabricated metal products and machinery	0.7	0.8	1.1	1.4	1.1	1.2	0.9
Other products(2)	0.4	0.4	0.4	0.3	0.3	0.3	0.3

Total non-traditional	22.2	22.5	24.4	22.9	21.5	21.0	21.1
Other:
Other products(3)	0.4	0.4	0.6	0.6	0.7	0.7	0.7

Total exports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

(2)	Includes leather and handcrafts.
(3)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

For the nine months ended September 30, 2010 and 2011, Peru’s imports consisted primarily of:

•

intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at U.S.$10.2 billion as of September 30, 2010, representing 49.0% of the total imports for the nine months ended September 30, 2010, and valued at U.S.$13.6 billion as of September 30, 2011, representing 49.5% of the total imports for the nine months ended September 30, 2011;

•

capital goods, such as transportation and building equipment, valued at U.S.$6.6 billion as of September 30, 2010, representing 31.6% of the total imports for the nine months ended September 30, 2010, and valued at U.S.$8.8 billion as of September 30, 2011, representing 31.9% of total imports for the nine months ended September 30, 2011; and

•

consumer goods valued at U.S.$3.9 billion as of September 30, 2010, representing 18.7% of the total imports for the nine months ended September 30, 2010, and valued at U.S.$4.8 billion as of September 30, 2011, representing 17.5% of the total imports for the nine months ended September 30, 2011.

The following tables provide additional information regarding imports for the periods shown.

Imports

(in millions of U.S. dollars, at current prices)

	For the Year Ended December 31,					As of September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Consumer goods:
Durable goods	1154	1,4387	2,192	1,825	2,680	1,901	2,300
Non-durable goods	1463	1,751	2,328	2,137	2,809	1,975	2,520

Total consumer goods	2,616	3,189	4,520	3,962	5,489	3,877	4,821
Intermediate goods:
Petroleum products, lubricants	2,808	3,631	5,225	2,929	4,063	2,926	4,157
Raw materials for agriculture	436	588	874	773	868	593	819
Raw materials for manufacturing	4,738	6,209	8,458	6,374	9,093	6,652	8,637

Total intermediate goods	7,981	10,429	14,556	10,076	14,023	10,171	13,613
Capital goods:
Construction materials	470	590	1,305	854	1,087	760	1,117
For agriculture	31	50	90	72	80	62	78
For manufacturing	2,784	3,958	5,765	4,498	5,539	4,027	5,520
Transportation equipment	838	1,256	2,073	1,426	2,369	1,701	2,054

Total capital goods	4,123	5,854	9,233	6,850	9,07	6,551	8,769

Other(2):	123	119	140	122	229	163	292

Total imports	14,844	19,591	28,449	21,011	28,815	20,761	27,494

Memorandum items:
Temporal admission imports(3)	365	322	361	196	420	286	579
Imports into free trade zone(4)	104	108	113	110	131	92	96

(1)	Preliminary data.
(2)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(3)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(4)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the Year Ended December 31,					As of September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Consumer goods:
Durable goods	7.8	7.3	7.7	8.7	9.3	9.2	8.4
Non-durable goods	9.9	8.9	8.2	10.2	9.7	9.5	9.2

Total consumer goods	17.6	16.3	15.9	18.9	19.0	18.7	17.5
Intermediate goods:
Petroleum products, lubricants	18.9	18.5	18.4	13.9	14.1	14.1	15.1
Raw materials for agriculture	2.9	3.0	3.1	3.7	3.0	2.9	3.0
Raw materials for manufacturing	31.9	31.7	29.7	30.3	31.6	32.0	31.4

Total intermediate goods	53.8	53.2	51.2	48.0	48.7	49.0	49.5
Capital goods:
Construction materials	3.2	3.0	4.6	4.1	3.8	3.7	4.1
For agriculture	0.2	0.3	0.3	0.3	0.3	0.3	0.3
For manufacturing	18.8	20.2	20.3	21.4	19.2	19.4	20.1
Transportation equipment	5.6	6.4	7.3	6.8	8.2	8.2	7.5

Total capital goods	27.8	29.9	32.5	32.6	31.5	31.6	31.9

Other(2):	0.8	0.6	0.5	0.6	0.8	0.8	1.1

Total imports	100.0	100.0	100.0	100.0	100/0	100/0	100/0

Memorandum items:
Temporal admission imports(3)	2.5	1.6	1.3	0.9	1.5	1.4	2.1
Imports into free trade zone(4)	0.7	0.5	0.4	0.5	0.5	0.4	0.4

(1)	Preliminary data.
(2)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(3)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(4)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
United States	24.5	19.7	19.3	17.6	17.0	17.5	13.4
Canada	6.8	6.6	6.3	8.6	9.4	9.6	9.1
Mexico	1.6	1.0	1.0	0.9	0.8	0.8	1.1

Total North America	32.9	27.3	26.6	27.1	24.2	27.9	23.5

Brazil	3.4	3.4	2.8	1.9	2.7	2.3	2.8
Colombia	2.1	2.2	2.3	2.4	2.2	2.2	2.3
Chile	6.0	6.1	5.7	2.8	3.9	3.7	4.5
Venezuela	1.7	2.8	3.5	2.3	1.4	1.3	1.7
Other	5.1	5.2	5.4	5.5	5.7	5.8	5.4
Total Latin America and the Caribbean	18.4	19.7	19.7	14.9	16.0	15.3	16.7

United Kingdom	1.4	0.8	1.3	0.9	0.8	0.8	0.8
Switzerland	7.1	8.4	11.1	14.8	10.9	10.8	12.1
Germany	3.4	3.4	3.3	3.9	4.3	4.4	4.2
Spain	3.2	3.5	3.3	2.8	3.4	3.3	3.3
Other	12.1	10.4	10.2	8.6	10.2	9.5	10.9

Total Europe	27.3	26.5	29.1	31.0	29.6	28.9	31.3

Japan	5.2	7.8	5.8	5.1	5.1	5.5	4.8
China	9.5	10.9	11.8	15.3	15.4	16.3	15.4
Other	6.0	6.5	6.1	5.6	5.4	4.9	7.0
Total Asia	20.7	25.3	23.8	26.0	25.9	26.6	27.2
Africa and others	0.7	1.2	0.9	1.0	1.3	1.3	1.3

Total exports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank.

Geographic Distribution of Imports

(as a percentage of total imports, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
United States	16.4	17.8	18.8	19.7	19.3	19.1	19.3
Canada	1.8	1.6	1.4	1.8	1.7	1.8	1.5
Mexico	3.5	4.2	4.1	3.4	3.8	3.8	3.9

Total North America	21.7	23.6	24.3	25.0	24.8	24.6	24.7

Brazil	10.5	9.1	8.1	7.6	7.3	7.3	6.9
Colombia	6.3	4.8	4.3	4.3	4.5	4.5	4.0
Chile	5.8	4.4	4.1	4.7	3.9	3.8	4.0
Venezuela	3.6	1.1	1.1	1.1	0.3	0.3	0.4
Other	15.0	15.6	14.7	12.7	12.7	12.4	14.0

Total Latin America and the Caribbean	41.2	34.9	32.4	30.5	28.6	28.2	29.1

United Kingdom	0.7	0.7	0.6	0.7	0.7	0.7	0.7
Switzerland	0.5	0.4	0.4	0.6	0.4	0.4	0.4
Germany	3.4	3.4	2.9	3.3	3.0	3.2	3.0
Spain	1.7	1.4	1.4	1.4	1.3	1.3	1.6
Other	6.8	7.1	8.1	6.7	6.3	6.2	6.5

Total Europe	13.1	13.0	13.4	12.7	11.8	11.9	12.3

Japan	3.6	3.7	4.1	4.1	4.5	4.5	3.5
China	10.2	12.0	13.5	15.0	16.7	16.7	16.3
Other	7.3	8.0	8.6	8.7	9.7	9.8	10.5

Total Asia	21.1	23.6	26.1	27.9	30.9	31.0	30.2

Africa and others	2.9	4.8	3.8	3.9	3.9	4.3	3.7

Total imports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank.

The Monetary System

Monetary Policy

The inflation rate as of September 30, 2011 was 3.7%. The Central Bank continued to pursue monetary policies aimed at ensuring that inflation remained within the targeted range, such as liberalizing the exchange rate and requiring banks to maintain higher reserves in order to deter foreign short-term capital inflows. Because of the reduction in inflationary pressure resulting from a more stable price environment, Peru believes that the inflation rate will converge to the target rate for 2012 of between 1.0% and 3.0% set by the Central Bank.

The following table provides information on interest rates applicable to commercial bank loans as of the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,		As of September 30,
	2009(1)	2010(1)	2010(1)	2011(1)
Domestic Currency:
Interbank	1.2	3.0	2.7	4.3
Prime(1)	1.7	3.6	3.8	5.3
Average loan rate	19.9	18.7	18.3	18.7

Foreign currency:
Interbank	0.2	1.1	1.0	1.4
Prime(2)	1.2	2.1	2.9	2.5
Average loan rate	8.6	8.5	8.7	8.0

(1)	Preliminary data.
(2)	Beginning in 2000, the data only considers the prime rate on loans to the corporate sector.

Source: Central Bank.

Liquidity and Credit Aggregates

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,		As of September 30,
	2009	2010	2010(1)	2011(1)
Currency in circulation and cash in vaults at banks	7,974	10,862	8,962	11,165
Commercial bank deposits at the Central Bank	174	1,312	245	1,224
Monetary base	8,148	12,174	9,208	12,388
Gross international reserves	33,175	44,150	42,502	48,109
Net international reserves	33,135	44,105	42,464	48,068

Source: Central Bank.

As of September 30, 2010, the ratio of gross international reserves at the Central Bank to the monetary base was approximately 4.6 to 1. As of September 30, 2011, this ratio was 3.9 to 1, total credit aggregates were U.S.$32.1 billion and total deposits were U.S.$43.9 billion. In the nine months ended September 30, 2011, private-sector credit increased 24.3%, to U.S.$52.3 billion. For the same period, total deposits increased at a compound annual growth rate of 18.7% to U.S.$43.9 billion relative to the same period in 2010. In the nine months ended September 30, 2011, foreign currency-denominated deposits increased 16.5% to U.S.$20.3 billion. During that same period, local currency denominated deposits grew 20.7%, totaling U.S.$23.6 billion as of September 30, 2011.

As of September 30, 2011, Peru’s monetary base was U.S.$12.4 billion. In the nine months ended September 30, 2011, both gross and net international reserves increased 13.2% to U.S.$48.11 billion and U.S.$44.07 billion, respectively.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,		As of September 30,
	2009	2010	2010	2011
Monetary aggregates
Currency in circulation	6,658	8,587	7,456	8,928
M1	11,435	15,154	13,263	16,003
M2	22,589	30,310	27,200	32,947
M3	39,040	48,699	44,699	53,295
Credit by sector(1)
Public sector (Net)(2)	(13,128)	(15,081)	(15,181)	(20,188)
Private sector	36,959	44,299	42,037	52,266

Total credit aggregates	23,831	29,218	26,855	32,078
Deposits
Local currency(3)	15,674	21,464	19,508	23,552
Foreign currency(4)	16,322	18,340	17,445	20,323

Total deposits	31,996	39,804	36,953	43,875

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.
(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source: Central Bank.

Public Sector Finances

Non-Financial Public Sector

As of September 30, 2011, the non-financial public sector surplus was U.S.$5.4 billion, or 4.2% of GDP, compared to a U.S.$1.5 billion surplus, or 1.4% of GDP, for the same period in 2010. This surplus was mainly a result of higher balances in the central and local governments due to higher taxes collected from income tax and general sales tax.

The following tables provide information on the non-financial public sector accounts for the periods shown.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Primary balance
Central government	2,970	3,691	4,692	(852)	1,650	2,635	4,397
Decentralized agencies	306	278	123	95	25	88	372
Local governments	82	1,137	41	(508)	(632)	364	2,167
State-owned enterprises	263	85	(30)	306	(154)	(131)	117

Primary NFPS	3,621	5,190	4,826	(959)	889	2,956	7,053

Interest payments
External debt	1,327	1,372	1,143	1,033	1,036	759	737
Domestic debt	413	554	870	625	762	710	933

Total interest payments	1,738	1,927	2,013	1,657	1,798	1,469	1,669

Overall NFPS	1,883	3,264	2,813	(2,617)	(909)	1,487	5,383

Financing:
External	(658)	(2,085)	(1,205)	1,320	(728)	(478)	(45)
Domestic	(1,319)	(1,321)	(1,659)	1,262	1,489	(1,044)	(5,387)
Privatization	94	143	51	34	148	35	49

Total financing	(1,883)	(3,264)	(2,813)	2,617	909	(1,487)	(5,383)

(1)	Preliminary data.

Source: Central Reserve Bank of Peru.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(as a percentage of GDP, at current prices)

	As of December 31,					As of September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Primary balance:
Central government	3.2	3.5	3.6	(0.6)	1.1	2.4	3.4
Decentralized agencies	0.3	0.3	0.1	0.1	0.0	0.1	0.3
Local governments	0.1	1.1	0.0	(0.4)	(0.4)	0.3	1.7
State-owned enterprises	0.3	0.1	0.0	0.3	(0.1)	(0.1)	0.1

Primary NFPS	4.0	4.9	3.7	(0.6)	0.6	2.7	5.5

Interest payments
External debt	1.4	1.3	0.9	0.8	0.7	0.7	0.6
Domestic debt	0.4	0.5	0.7	0.5	0.5	0.6	0.7

Total interest payments	1.9	1.8	1.6	1.3	1.2	1.3	1.3

Overall NFPS	2.1	3.1	2.1	(1.9)	(0.6)	1.4	4.2

Financing:
External	(0.7)	(1.9)	(0.9)	1.1	(0.5)	(0.4)	0.0
Domestic	(1.5)	(1.4)	(1.2)	0.8	1.0	(1.0)	(4.2)
Privatization	0.1	0.1	0.0	0.0	0.1	0.0	0.0

Total financing	(2.1)	(3.1)	(2.1)	1.9	0.6	(1.4)	(4.2)

(1)	Preliminary data.

Source: Central Reserve Bank of Peru. “Nota Semanal” No. 45-2011.

Central Government

In the nine months ended September 30, 2011, total revenues from the central government increased from U.S.$20.0 billion, or 17.7% of GDP as of September 30, 2010, to U.S.$24.2 billion, or 18.5% of GDP, as of September 30, 2011. During this period, tax revenues fluctuated from U.S.$17.0 billion, or 15% of GDP, as of September 30, 2010, to U.S.$24.1 billion, or 15.8% of GDP, as of September 30, 2011. In the nine months ended September 30, 2011, total government revenues increased 20.8%, tax revenues increased 20.8%, and non-tax revenue increased 27.1%, relative to the same period in 2010.

Government expenditures consist primarily of the following:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

From September 30, 2010 to September 30, 2011, total government expenditures, excluding interest payments on the government’s debt, fluctuated between U.S.$17.4 billion, or 15.4% of GDP, as of September 30, 2010, and U.S.$19.8 billion, or 15.1% of GDP, as of September 30, 2011. In the nine months ended September 30, 2011, total government expenditures, excluding interest payments on the government’s debt, increased 13.8% compared to the corresponding period in 2010.

As of September 30, 2011, the central government’s primary surplus was U.S.$4.4 billion, or 3.4% of GDP, representing an increase of 66.9% when compared to the amount registered during that same period in 2010. This increase is primary due to a 35.7% increase in income tax revenues and a 18.1% increase in general sales tax revenues.

The following tables provide information regarding government accounts for the periods shown.

Central Government Accounts

(in millions of U.S. dollars, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	5,623	7,296	8,301	6,749	9,120	6,991	9,485
Capital gains tax	0	0	0	0	0	0	0
Taxes on goods and services:	7,811	9,459	11,984	11,202	14,236	10,410	12,110
General Sales Tax	6,576	8,086	10,802	9,817	12,581	9,177	10,836
Excise taxes	1,235	1,373	1,182	1,385	1,655	1,233	1,274
Import tariffs	870	701	652	495	640	456	369
Other taxes	(407)	(683)	(957)	(969)	(1,197)	(828)	(1,392)

Total tax revenue	13,897	16,773	19,980	17,478	22,799	17,029	20,572
Non-tax revenue(2)	2,209	2,676	3,340	2,712	3,650	2,768	3,517

Total current revenue	16,106	19,450	23,320	20,190	26,449	19,797	24,089
Capital revenue	110	123	135	129	262	208	69

Total fiscal revenue	16,216	19,573	23,455	20,319	26,711	20,005	24,157

Expenditures:
Current non financial expenditures:
Wages and salaries	3,838	4,167	4,741	5,051	5,601	4,116	4,552
Good and services	3,121	3,262	3,693	4,480	5,526	3,678	4,002
Current transfers	4,439	6,114	7,331	6,662	7,167	5,323	6,542
Total current non financial expenditures	11,398	13,543	15,765	16,193	18,294	13,117	15,096

Capital expenditures:
Fixed investment	1,470	1,911	2,351	3,407	4,788	2,894	3,014
Other	379	428	646	1,571	1,979	1,359	1,650
Of which:
Capital transfers	308	409	589	1,069	1,336	942	1,338

Total capital expenditures	1,848	2,339	2,998	4,978	6,767	4,252	4,664

Total expenditures	13,246	15,882	18,762	21,172	25,061	17,370	19,760

Fiscal balance:
Primary fiscal balance	2,970	3,691	4,693	(852)	1,650	2,635	4,397
Interest	1,655	1,765	1,754	(1,614)	664	1,372	1,530

Overall fiscal balance	1,315	1,925	2,938	(2,466)	716	1,263	2,867

Financing:
Foreign financing	(554)	(2,229)	(1,441)	1,353	(1,074)	(630)	94
Domestic financing	(855)	161	(1,549)	1,079	210	(669)	(3,010)

Privatization	94	143	51	34	148	35	49

Total financing	(1,315)	(1,925)	(2,938)	2,466	(716)	(1,263)	(2,867)

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Central Government Accounts

(as a percentage of GDP, at current prices)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	6.1	6.8	6.5	5.3	5.9	6.2	7.3
Capital gains tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Taxes on goods and services:	8.5	8.8	9.4	8.8	9.3	9.2	9.3
General Sales Tax	7.1	7.5	8.5	7.7	8.2	8.1	8.3
Excise taxes	1.3	1.3	0.9	1.1	1.1	1.1	1.0
Import tariffs	0.9	0.7	0.5	0.4	0.4	0.4	0.3
Other taxes	(0.4)	(0.6)	(0.8)	(0.8)	(0.8)	(0.7)	(1.1)

Total tax revenue	15.0	15.6	15.7	13.7	14.8	15.1	15.8

Non-tax revenue(2)	2.4	2.5	2.6	2.1	2.4	2.5	2.7

Total current revenue	17.4	18.1	18.3	15.9	17.2	17.6	18.5
Capital revenue	0.1	0.1	0.1	0.1	0.2	0.2	0.1

Total fiscal revenue	17.6	18.2	18.4	16.0	17.4	17.7	18.5

Expenditures:
Current non financial expenditures:
Wages and salaries	4.2	3.9	3.7	4.0	3.6	3.7	3.5
Good and services	3.4	3.0	2.9	3.5	3.6	3.3	3.1
Current transfers	4.8	5.7	5.7	5.2	4.7	4.7	5.0

Total current non financial expenditures	12.3	12.6	12.4	12.7	11.9	11.6	11.6

Capital expenditures:
Fixed investment	1.6	1.8	1.9	2.6	3.1	2.5	2.3
Other	0.4	0.4	0.5	1.2	1.3	1.2	1.3
Of which:
Capital transfers	0.3	0.4	0.5	0.8	0.9	0.8	1.0
Total capital expenditures	2.0	2.1	2.4	3.9	4.4	3.7	3.6

Total expenditures	14.3	14.8	14.8	16.6	16.3	15.4	15.1

Fiscal balance:
Primary fiscal balance	3.2	3.5	3.6	(0.6)	1.1	2.4	3.4
Interest	1.8	1.6	1.4	1.3	1.1	1.2	1.2

Overall fiscal balance	1.5	1.8	2.2	(1.8)	0.0	1.2	2.2
Financing:
Foreign financing	(0.6)	(2.0)	(1.1)	1.1	(0.7)	(0.5)	0.1
Domestic financing	(1.0)	0.1	(1.2)	0.7	0.6	(0.7)	(2.4)
Privatization	0.1	0.1	0.0	0.0	0.1	0.0	0.0

Total financing	(1.5)	(1.8)	(2.2)	1.8	0.0	(1.2)	(2.2)

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Tax Regime

The following table presents the composition of Peru’s tax revenues for the periods shown.

Tax Revenue of the Republic (Central Government)

(as a percentage of total tax revenue)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2006(1)	2007(1)	2008(1)	2009(1)	2010(1)	2010(1)	2011(1)
Income Tax
Individual	8.6	8.5	9.2	10.7	9.7	9.7	10.8
Corporate	24.6	27.4	28.0	23.3	25.5	25.3	28.3
Clearing	7.2	7.6	4.2	4.7	4.8	6.0	7.0

Total	40.5	43.6	41.4	38.7	40.0	41.0	46.0

Taxes on goods and services
Value Added Tax	47.3	48.2	54.2	56.2	55.2	54.1	52.8
Excise Tax
Fuel tax	5.3	4.6	2.5	4.3	3.7	3.7	2.9
Other	3.6	3.6	3.4	3.6	3.5	3.5	3.3

Total Excise Tax	8.9	8.2	5.9	7.9	7.3	7.2	6.2

Total taxes on goods and services	56.2	56.3	60.1	64.0	62.4	61.3	59.0
Import tariffs	6.3	4.2	3.3	2.8	2.8	2.7	1.8
Other taxes	7.4	7.3	7.5	8.4	7.1	6.8	6.2

Tax refund	(10.3)	(11.4)	(12.3)	(14.0)	(12.3)	(11.8)	(13.0)

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Public Sector Debt

External Debt

As of September 30, 2011, substantially all of Peru’s public sector external debt consisted of foreign currency denominated debt. Taking into account swap agreements, 9.7% of the public external debt consisted of Nuevos Soles as of September 30, 2011. As of September 30, 2011, public external debt totaled U.S.$20.1 billion, or 11.8% of GDP, compared to U.S.$20.2 billion, or 13.6% of GDP, as of September 30, 2010.

The following tables provide additional information regarding public sector external debt as of the dates shown.

Public Sector External Debt(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
Official reserves liabilities	—	—	—	—	—	—	—

Official non-reserves liabilities:
Public sector	21,972	20,081	19,237	20,600	19,905	20,224	20,132

Total official non-reserves liabilities	21,972	20,081	19,237	20,600	19,905	20,224	20,132

Total official liabilities	21,972	20,081	19,237	20,600	19,905	20,224	20,132

Total public sector external debt as % of GDP(1)	23.8	18.7	15.1	16.2	12.9	13.6	11.8
Total public sector external debt as % of total exports(1)	92.2	71.5	62.0	76.4	56/0	60.2	45.1

(1)	Peru does not include IMF credit use in reports of total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserve liabilities.

N.A.= Not Available.

Source: Central Bank.

As of September 30, 2011, the outstanding public sector external debt amounted to approximately U.S.$20.1 billion, equivalent to 11.8% of GDP, a decrease of U.S.$0.09 billion compared to approximately U.S.$20.2 billion as of September 30, 2010. This decrease in debt resulted primarily from amortizations of the debt relative to new loan disbursements, which has a net effect of U.S.$0.04 billion. The depreciation of the dollar against the yen during that period caused a U.S.$0.3 billion increase in the balance of outstanding public sector external debt.

The following tables summarize public sector external debt by creditor for the periods indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
Official creditors:
Multilateral debt:
IADB	3,679	3,870	3,995	4,073	3,315	3,999	3,285
World Bank	2,633	2,649	2,712	2,846	2,965	2,794	2,783
IFAD(2)	29	32	32	33	31	30	30
IMF	20	—	—	0	—	—	—
OPEC(3)	8	7	6	5	4	4	3
CAF	—	—	—	—	—	1,451	1,751
Other	1,474	1,294	1,182	1,357	1,495	25	22

Total multilateral debt	7,843	7,851	7,926	8,311	7,810	8,303	7,875

Bilateral debt:
Paris Club	5,629	3,883	4,170	3,133	2,548	3,380	2,593
United States	—	—	—	—	—	0	0
Latin America	25	20	15	11	9	9	8
East Europe countries and China	9	5	3	2	10	11	10
Japan	—	—	—	0	—	0	0
Other countries	—	—	—	0	—	0	0

Total bilateral debt	5,662	3,908	4,189	3,146	2,567	3,400	2,611

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
Total official debt	13,506	11,759	12,115	11,457	10,377	11,703	10,485

Private creditors:
Banking	1	1	186	186	181	161	297
Suppliers	73	60	56	51	40	41	38

Total private sector debt	74	61	242	237	220	202	335

Bonds:
Brady + Global Bonds	8,392	8,262	6,880	8,906	9,308	8,319	9,312

Total bonds	8,392	8,262	6,880	8,906	9,308	8,319	9,312

Total public sector external debt	21,972	20,081	19,237	20,600	19,905	20,224	20,132

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010(1)	2011(1)
Official creditors:
Multilateral debt:
IADB	16.7	19.3	20.8	19.8	16.7	19.9	16.3
World Bank	12.0	13.2	14.1	13.8	14.9	14.3	13.8
IFAD(2)	0.1	0.2	0.2	0.2	0.2	0.2	0.1
IMF	0.1	—	—	0.0	—	—	—
OPEC(3)	—	—	—	0.0	—	—	—
Other	6.7	6.4	6.1	6.6	7.5	7.1	0.1

Total multilateral debt	35.7	39.1	41.2	40.3	39.2	41.5	39.1

Bilateral debt:
Paris Club	25.6	19.3	21.7	15.2	12.8	15.9	12.9
United States	—	—	—	0.0	—	—	—
Latin America	0.1	0.1	0.1	0.1	—	—	—
East Europe countries and China	—	—	—	0.0	0.1	0.1	0.0
Japan	—	—	—	0.0	—	—	—
Other countries	—	—	—	0.0	—	—	—
Total bilateral debt	25.8	19.5	21.8	15.3	12.9	16.0	13.0

Total official debt	61.5	58.6	63.0	55.6	52.1	57.5	52.1

Private creditors:
Banking	—	—	1.0	0.9	0.9	0.7	1.5
Suppliers	0.3	0.3	0.3	0.2	0.2	0.2	0.2

Total private sector debt	0.3	0.3	1.3	1.1	1.1	0.9	1.7

Bonds:
Brady + Global Bonds	38.2	41.1	35.8	43.2	46.8	41.6	46.3

Total bonds	38.2	41.1	35.8	43.2	46.8	41.6	46.3

Total public sector external debt	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt Structure by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010(1)	2011(1)
Short-term debt	54	921	736	124	45	52	42
Medium- and long-term debt	21,971	20,081	19,237	20,600	19,905	20,224	20,132

Total	22,025	21,002	19,973	20,724	19,950	20,276	20,174

Short-term debt (as a % of total public sector external debt)	0.2	4.4	3.7	0.6	0.2	0.3	0.2
Medium- and long-term debt (as a % of total public sector external debt)	99.8	95.6	96.3	99.4	99.8	99.7	99.8

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency for the periods indicated.

Summary of Public Sector External Debt by Currency

(in thousands of U.S. dollars, except for percentages)

	As of December 31,				As of September 30,
	2009(1)		2010(2)		2010(3)		2011(4)
Currency	U.S.$	%	U.S.$	%	U.S.$	%	U.S.$	%
U.S. Dollar	16,001,379	77.7	16,542,158	83.1	16,004,814	79.1	16,897,415	83.9
Japanese yen	2,471,583	12.0	1,943,883	9.8	2,748,540	13.6	2,074,074	10.3
Single currency pool (SCP)(5)	485,779	2.4	362,744	1.8	386,880	1.9	—	0.0
English pound	299	0.0	—	0.0	148	0.0	—	0.0
Canadian dollar	104	0.0	28	0.0	65	0.0	23	0.0
Special Drawing Rights (SDR)	32,726	0.2	31,411	0.2	30,004	0.2	29,842	0.2
Euro	1,473,489	7.2	855,740	4.3	883,405	4.4	874,048	4.3
Swiss franc	156	0.0	123	0.0	141	0.0	102	0.0
Nuevo sol(6)	134,744	0.9	168,966	0.9	170,239	0.8	256,575	1.3

Total	20,600,260	100.0	19,905,053	100.0	20,224,234	100.0	20,132,079	100.0

(1)	Exchange rate as of December 31, 2009. Includes outstanding U.S.$210.74 million non-Republic guaranteed loans of Corporación Financiera de Desarrollo, or COFIDE.
(2)	Exchange rate as of December 31, 2010. Includes outstanding U.S.$242.37 million non-Republic guaranteed loans of COFIDE.
(3)	Exchange rate as of September 30, 2010. Includes outstanding U.S.$196.28 million non-Republic guaranteed loans of COFIDE.
(4)	Exchange rate as of September 30, 2011. Includes outstanding U.S.$242.26 million non-Republic guaranteed loans of COFIDE.
(5)	World Bank unit of account, based on a basket of national currencies.
(6)	IADB loans converted to nuevos soles.

Source: Ministry of Economy, Office of Public Credit (Dirección General de Crédito Público).

The following table provides information regarding Peru’s public sector external debt service as of the dates shown.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
Interest payments	1,339	1,411	1,156	1,078	1,093	816	742
Amortization	1,198	5,466	2,580	1,847	4,916	2583	589

Total public sector external debt service	2,537	6,877	3,736	2,924	6,009	3399	1331

As % of total exports(2)	9.2	21.1	10.2	9.1	14.8	11.7	3.4
As % of total exports and workers’ remittances	8.6	19.7	9.6	8.5	15.8	12.5	3.7
As % of GDP	2.7	6.4	2.9	2.3	3.9	3.0	1.0
As % of total fiscal revenue	15.6	35.1	15.9	14.4	22.5	169.5	5.5

(1)	Medium and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.
(2)	Includes exports of goods and services and investment income.

Source: Central Bank.

The following table provides estimated medium- and long-term public sector external debt service through 2015.

Estimated Public Sector Debt Service by Debtor(1)(2)

2011 - 2015

(in millions of U.S. dollars)

	For the Three Months Ended December 30, 2011			For the Year Ended December 31,
				2012			2013			2014			2015
	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total
Non-financial public sector:	242	269	512	1,166	965	2,131	930	930	1,860	1,208	933	2,141	1,040	878	1,917
Central government	235	265	500	1,115	950	2,065	873	915	1,789	1,145	919	2,064	993	863	1,856

Public enterprises	8	4	12	51	15	67	56	14	71	62	15	77	47	14	61

Financial public sector	6	2	8	39	13	52	254	11	264	40	9	149	36	8	44

Total public sector	248	271	519	1,205	978	2,184	1,184	941	2,124	1,248	942	2,190	1,076	886	1,961

(1)	Includes debt that has been disbursed as of September 30, 2011.
(2)	Includes loans to COFIDE that are not guaranteed by Peru.

Source: Central Bank and Ministry of Economy (Office of Public Credit).

As of September 30, 2010, Peru’s total outstanding debt with the Paris Club amounted to U.S.$3.4 billion, representing approximately 16.7% of Peru’s total public external debt. Peru’s Paris Club creditors are governmental institutions located in eight countries. As of September 30, 2010, Peru’s Paris Club debt was denominated in Japanese yen, euro and U.S. dollars, which represented 81%, 14% and 4%, respectively, of the total debt. In addition, as of September 30, 2010, approximately 99.9% of Peru’s Paris Club debt had fixed interest rates, with the remainder having variable interest rates.

As of September 30, 2011, Peru’s total outstanding debt with the Paris Club amounted to U.S.$2.6 billion, which represented approximately 12.8% of Peru’s total public external debt. A significant portion of Peru’s Paris Club debt has been rescheduled agreements under the umbrella agreements of the Paris Club.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt, as of the dates shown.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
Long-term debt:
Banco de la Nación	774	19	39	198	374	341	580
Treasury bonds	6,827	10,382	10,054	11,292	13,801	12,427	14,024
Other	20	78	77	79	35	40	24

Total long-term debt	7,621	10,479	10,170	11,569	14,221	12,808	14,628
Short-term debt	915	1,349	1,227	2,307	1,902	1,296	1,121

Total	8,536	11,828	11,397	13,876	16,113	14,104	15,749

Total public sector domestic debt, as % of GDP	9.2	11.0	9.0	10.9	10.5	9.5	9.2

Source: Central Bank.

The following table provides a list of Peru’s outstanding domestic public sector bonds as of the dates shown.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	Principal Amount Outstanding as of September 30, 2010	Principal Amount Outstanding as of September 30, 2011
Central Bank Capitalization bonds	—	—
Financial system support bonds	122	122
Debt exchange bonds	697	682
Pension recognition bonds	2,952	2,801
Bonos Soberanos	8,656	10,420
Other bonds	41	24

Total	12,468	14,049

The 2012 Budget

The 2012 budget was approved by the Congress of the Republic of Peru on December 8, 2011 under Law No. 29812, which was published in the Official Gazette El Peruano on December 9, 2011. The following table summarizes the principal assumptions on which the 2012 budget is based.

Principal Budgetary Assumptions for 2012

Projected real GDP growth	6.0%
Projected (cumulative) inflation	2.0%
Projected average exchange rate	S/.2.75 per dollar

Source:	Ministry of Economy and Finance.

The 2012 budget law was enacted assuming a projected real GDP growth of 6% for 2012 at the time. However, due to the uncertain global economic condition, Peru took a conservative approach and did not take into account all of the potential revenues from tax collections in order to be able to sustain a prolonged deterioration in economic conditions. Recent government estimates project a 5.4% real GDP growth for 2012.

Based on the economic assumptions set forth on the table above, the 2012 budget proposal projects the following:

•	fiscal revenues of S/.95.5 billion (approximately U.S.$34.7 billion);

•	non financial public expenditures of S/.86.5 billion (approximately U.S.$31.5 billion); and

•	an overall non-financial public sector surplus of U.S.$4.9 billion, or 1.0% of the projected real GDP.

Out of the S/.86.5 billion of non-financial public expenditures for 2012, Peru estimates to spend approximately S/.1.4 billion on social programs as part of President Humala’s social inclusion initiatives.

The following table summarizes the budget allocations to the principal social inclusion programs for 2012:

Pension 65	S/.241 million
Mobile emergency medical units (SAMU)	S/.40 million
Rural schools (CUNA)	S/.190 million
Academic scholarships (Beca 18)	S/.136 million
Juntos	S/.822 million

Annex A

The following information updates as of September 30, 2011, the indebtedness data contained in Annex A of the Prospectus.

Medium- and Long-Term External Public Indebtedness

As of September 30, 2011(1)

(in thousands of U.S.$)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	12,250	4 A
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	5,773	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	155	1 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,712	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,540	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,388	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	693	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	462	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,824	5 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	3,258	1 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,325	8 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	5,141	22 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	10,304	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	6,817	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	8,694	3 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	5,255	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	4,232	13 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	15,786	13 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	2,798	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	22,901	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	22,263	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	6,068	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,808	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.10	2,834	6 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	6,063	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,840	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	8,967	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	8,122	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	8,697	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	11,981	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,018	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	9,488	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	11,547	28 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,333	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	5,235	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,438	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,072	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,846	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	1,862	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,421	23 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.20	14,153	6 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,864	25 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.25	15,313	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	676	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,782	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,370	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.64	52,221	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.38	20,085	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.77	20,085	10 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.46	40,000	14 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.29	60,255	17 Y
Paris Club	Belgium	Belgium	EURO	Fixed	2.00	0.00	219	1 Y
Paris Club	Belgium	Belgium	EURO	Fixed	2.00	0.00	113	1 Y
Paris Club	Belgium	Belgium	EURO	0.00%	0.00	0.00	1,350	3 Y
Paris Club	Belgium	Belgium	EURO	0.00%	0.00	0.00	2,112	6 Y
Paris Club	Belgium	Belgium	EURO	0.00%	0.00	0.00	1,692	7 Y
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	U.S.$	Fixed	0.00	2.65	11,377	2 Y
Paris Club	United States	Agency for International Development	U.S.$	Fixed	0.00	3.00	366	2 Y
Paris Club	United States	Agency for International Development	U.S.$	Fixed	0.00	3.00	373	2 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
Paris Club	United States	Paine Webber	U.S.$	26-week U.S. Treasury bond rate	0.35	Variable	2,311	3 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	927	1 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	1,859	1 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	6,392	6 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	3,342	7 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	6,879	17 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	2.50	3,205	19 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	7,832	20 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	8,157	21 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	5,506	23 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	8,930	25 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	138	2 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	1,419	3 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	4,700	4 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	5,715	3 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	2,705	2 Y
Paris Club	France	Banco Bilbao Vizcaya Argentaria S.A.	EURO	Commercial Interest Reference Rate	0.00	Variable	3,506	8 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	4,389	3 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	1,271	3 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	5,746	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	3,347	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	16,980	7 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	1	1 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	1	1 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	4.00	2,358	5 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	205	13 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	7,387	13 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	2,653	9 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	2,442	8 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	0.80	6,871	23 Y
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	1,479	1 Y
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	2,853	1 Y
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	0.17	13,814	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	10,834	3 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	4,431	3 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	23,172	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	87,342	7 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	35,854	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.15	8,998	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	9,413	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	4,627	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.95	5,714	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	3,818	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.55	9,505	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	9,455	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	8,738	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.80	9,389	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	9,290	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	6,931	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	11,253	8 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	172,846	5 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	20,730	3 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	77,229	15 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	74,746	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.10	9,265	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	180,546	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	28,363	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	32,338	6 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	66,324	7 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	22,838	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	2,221	28 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	49,335	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	64,378	28 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	17,777	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	51,313	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	9,041	28 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	117,380	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	32,607	28 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	40,034	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	3,044	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	22,747	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	6,640	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,169	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	582	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	8,388	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,011	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	586	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	200	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	206,239	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	44,293	29 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.50	42,927	20 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	65,035	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	10,275	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	17,059	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	23,115	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	9,088	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	2,009	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	13,897	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	7,013	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	9,205	23 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.40	120,606	24 Y
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	1,185	17 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	4,059	15 Y
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	2,378	6 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	6.73	11,690	5 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	7.06	736	5 Y
International Organizations	5-CD-PE	Inter-American Development Bank	CAN$	No interests	0.00	0.00	23	7 Y
International Organizations	852-2-OC-PE	Inter-American Development Bank	U.S.$	6-month Libor for U.S.$	0.00	Variable	2,860	4 Y
International Organizations	958-SF-PE	Inter-American Development Bank	U.S.$	Fixed	0.00	2.00	15,761	14 Y
International Organizations	1128-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	17,045	12 Y
International Organizations	1137-OC-PE	Inter-American Development Bank	U.S.$	6-month Libor for U.S.$	0.00	Variable	95,663	8 Y
International Organizations	1421-OC-PE	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	62,492	16 Y
International Organizations	1461-OC-PE	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	34,133	17 Y
International Organizations	1461-OC-PE	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	14,301	17 Y
International Organizations	1449-OC-PE/PPF	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	150	1 Y
International Organizations	1437-OC-PE	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	8,416	12 Y
International Organizations	1437-OC-PE	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	12,866	12 Y
International Organizations	1482-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	2,974	12 Y
International Organizations	1501-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	39,462	18 Y
International Organizations	1534-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	14,522	17 Y
International Organizations	1539-OC-PE/PPF	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	476	1 Y
International Organizations	1591-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	6,801	13 Y
International Organizations	1586-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	11,641	13 Y
International Organizations	1601-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	4,323	13 Y
International Organizations	1696-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	2,453	14 Y
International Organizations	1657-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	19,102	15 Y
International Organizations	1663-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	21,655	20 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.48	53,660	8 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.69	86,818	8 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.14	30,682	8 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	5.19	35,419	8 Y
International Organizations	1810-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	40,634	16 Y
International Organizations	1827-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	60,252	16 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
International Organizations	1899-OC-PE/PPF	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	1,044	1 Y
International Organizations	1836-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	1,321	16 Y
International Organizations	1915-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.50	Variable	49,974	22 Y
International Organizations	2045-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	13,110	17 Y
International Organizations	1442/OC-PE-1	Inter-American Development Bank	U.S.$	Fixed	0.95	4.59	1,148,272	16 Y
International Organizations	906/OC- PE-1	Inter-American Development Bank	U.S.$	Fixed	0.95	4.03	319,739	9 Y
International Organizations	1878/OC-PE-1	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	503,580	17 Y
International Organizations	720/SF- PE-1	Inter-American Development Bank	U.S.$	Fixed	0.00	2.00	1,030	2 Y
International Organizations	720/SF-PE-1	Inter-American Development Bank	U.S.$	Fixed	0.00	2.00	869	2 Y
International Organizations	720/SF-PE-1	Inter-American Development Bank	Y	Fixed	0.00	2.00	352	1 Y
International Organizations	720/SF-PE-1	Inter-American Development Bank	EURO	Fixed	0.00	2.00	630	2 Y
International Organizations	720/SF-PE-1	Inter-American Development Bank	FR.SZ	Fixed	0.00	2.00	102	2 Y
International Organizations	2092-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	3,275	18 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	100,000	18 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	S/.	Facilidad en Moneda Local (FML)	0.95	5.395	49,996	8 Y
International Organizations	2166-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	420	23 Y
International Organizations	2218-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	20,000	18 Y
International Organizations	2234-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	50,000	18 Y
International Organizations	2269-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	464	19 Y
International Organizations	2303-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	591	24 Y
International Organizations	2325-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	50,000	19 Y
International Organizations	2413-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	25,000	19 Y
International Organizations	2417-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	25,000	19 Y
International Organizations	2449-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	50,000	19 Y
International Organizations	2455-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	25,000	19 Y
International Organizations	2446-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	100,000	19 Y
International Organizations	2374-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	137	24 Y
International Organizations	2456-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	25,000	19 Y
International Organizations	2445-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	528	24 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
International Organizations	2531-OC-PE	Inter-American Development Bank	U.S.$	Single currency facility- adjustable rate	0.95	Variable	25,000	20 Y
International Organizations	CFA-3525	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.50	Variable	7,600	7 Y
International Organizations	CFA-3572	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	0.60	Variable	14,213	10 Y
International Organizations	CFA-3804	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.00	Variable	581	4 Y
International Organizations	CFA-004495/4496	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	0.20	Variable	250,000	14 Y
International Organizations	CFA-4579/4580	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	0.20	Variable	150,000	15 Y
International Organizations	CFA-5094/5096	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.90	Variable	145,003	15 Y
International Organizations	CFA-05129	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.35	Variable	297,862	14 Y
International Organizations	CFA-6141	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	2.40	Variable	296,852	17 Y
International Organizations	CFA-6616	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	2.40	Variable	69,072	17 Y
International Organizations	CFA-6923	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	2.30	Variable	134,004	14 Y
International Organizations	CFA-6922	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.95	Variable	300,000	5 Y
International Organizations	—	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	0.85	Variable	30,000	2 Y
International Organizations	CFA-7454	Andean Development Corporation	U.S.$	6-month Libor for U.S.$	1.10	Variable	56,256	9 Y
International Organizations	3540-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	2,991	2 Y
International Organizations	3437-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	45,124	2 Y
International Organizations	3489-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	58,562	2 Y
International Organizations	3452-S PE	International Bank For Reconstruction and Development	S/POOL	Single currency basket rate	0.50	Variable	45,124	1 Y
International Organizations	3595-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	21,078	2 Y
International Organizations	3610-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	1,790	2 Y
International Organizations	3684-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	21,642	2 Y
International Organizations	3717-A PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	22,359	3 Y
International Organizations	3717-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	19,492	3 Y
International Organizations	3701-A PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	5,802	3 Y
International Organizations	3701-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	2,339	3 Y
International Organizations	3810-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	28,730	3 Y
International Organizations	3811-A PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	42,980	3 Y
International Organizations	3811-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	6,323	3 Y
International Organizations	3962-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	10,829	1 Y
International Organizations	3826-A PE	International Bank For Reconstruction and Development	S/POOL	6-month Libor for U.S.$	0.50	Variable	4,680	1 Y
International Organizations	3826-S PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	2.49	327	1 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
International Organizations	4068-A PE	International Bank For Reconstruction and Development	S/POOL	6-month Libor for U.S.$	0.50	Variable	17,751	2 Y
International Organizations	4068-S PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	2.49	2,869	2 Y
International Organizations	4076-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	17,376	2 Y
International Organizations	4133-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	45,750	3 Y
International Organizations	4130-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	11,686	3 Y
International Organizations	4250-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	19,373	4 Y
International Organizations	4384-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.01	Variable	12,001	4 Y
International Organizations	4497-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	125,000	5 Y
International Organizations	4519-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	3,692	6 Y
International Organizations	4536-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	428	6 Y
International Organizations	4527-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	12,375	6 Y
International Organizations	4615-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	58,350	7 Y
International Organizations	4614-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	27,970	7 Y
International Organizations	7142-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	33,938	5 Y
International Organizations	4678-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	70,845	8 Y
International Organizations	7177-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	17,860	6 Y
International Organizations	7176-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	28,980	6 Y
International Organizations	7200-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.11	150,000	6 Y
International Organizations	7203-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.13	150,000	6 Y
International Organizations	7209-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	33,397	12 Y
International Organizations	7160-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	15,000	8 Y
International Organizations	7219-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	11,772	7 Y
International Organizations	7267-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.14	100,000	7 Y
International Organizations	7255-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	6,493	7 Y
International Organizations	7266-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.13	100,000	7 Y
International Organizations	7254-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	6,633	7 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	2,099	7 Y
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	2,132	7 Y
International Organizations	7285-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	23,161	8 Y
International Organizations	7308-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	10,239	8 Y
International Organizations	7345-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	150,000	6 Y
International Organizations	7322-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	20,532	8 Y
International Organizations	7366-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	47,150	6 Y
International Organizations	7368-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	18,883	6 Y
International Organizations	7423-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	39,802	7 Y
International Organizations	7419-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	200,000	7 Y
International Organizations	7443-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	11,474	7 Y
International Organizations	7455-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.50	Variable	150,000	12 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	70,000	18 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	1.05	Variable	150,000	18 Y
International Organizations	7674-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	20,000	19 Y
International Organizations	7668-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	20,000	19 Y
International Organizations	7643-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	1,200	23 Y
International Organizations	7701-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	500	16 Y
International Organizations	7799-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	150,000	19 Y
International Organizations	7810-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	50,000	18 Y
International Organizations	7950-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	75,000	17 Y
International Organizations	7954-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	100,000	12 Y
International Organizations	7977-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	50,000	12 Y
International Organizations	7969-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	500	12 Y
International Organizations	7878-O PE	International Bank For Reconstruction and Development	U.S.$	6-month Libor for U.S.$	0.75	Variable	1,000	17 Y
International Organizations	297-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	606	1 Y
International Organizations	386-PE	International Fund For Agricultural Development	DEG	IFAD rate	0.50	Variable	3,435	4 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Outstanding Amount as of September 30, 2011	Maturity
International Organizations	467-PE	International Fund For Agricultural Development	DEG	IFAD rate	0.50	Variable	7,514	5 Y
International Organizations	602-PE	International Fund For Agricultural Development	DEG	IFAD rate	0.50	Variable	13,277	10 Y
International Organizations	744-PE	International Fund For Agricultural Development	DEG	IFAD rate	0.50	Variable	4,221	8 Y
International Organizations	799-PE	International Fund For Agricultural Development	DEG	IFAD rate	0.50	Variable	788	5 Y
International Organizations		Nordic Investment Bank	U.S.$	6-month Libor for U.S.$	0.85	Variable	10,000	5 Y
International Organizations	696-PE	The Opec Fund For International Development	U.S.$	Fixed	0.00	4.00	1,042	3 Y
International Organizations	755-PE	The Opec Fund For International Development	U.S.$	Fixed	0.00	4.00	1,500	4 Y
Latin American Countries	Venezuela	Banco de Desarrollo Económico y Social de Venezuela	U.S.$	6-month Libor for U.S.$	0.75	Variable	6,922	5 Y
Latin American Countries	Chile	Corporación de Fomento de la Producción	U.S.$	Fixed	0.00	4.25	880	4 Y
East Europe and China	China	China Development Bank	U.S.$	6-month Libor for U.S.$	0.461	Variable	10,000	3 Y
Commercial Banks	—	American Family Life Assurance Company of Columbus	Y	Fixed	0.00	3.750	116,703	20 Y
Commercial Banks	—	Standard Chartered Bank	U.S.$	6-month Libor for U.S.$	1.75	Variable	180,000	2 Y
Suppliers	Italia	Ansaldo Energia S.p.a.	U.S.$	6-month Libor for U.S.$	2.00	Variable	2,748	7 Y
Suppliers	Italia	Armamenti e Aerospazio S.P.A.	U.S.$	Fixed	0.00	5.0268275	17,984	10 Y
Suppliers	Italia	Armamenti e Aerospazio S.P.A.	U.S.$	Fixed	0.00	5.0268275	10,982	10 Y
Bonds		Par Bonds	U.S.$	Multiple rate	0.00	Variable	53,674	16 Y
Bonds		Global Bonds 2012	U.S.$	Fixed	0.00	9.125	312,172	1 Y
Bonds		Global Bonds 2015	U.S.$	Fixed	0.00	9.875	28,392	4 Y
Bonds		Global Bonds 2015	U.S.$	Fixed	0.00	9.875	250,000	4 Y
Bonds		Global Bonds 2033	U.S.$	Fixed	0.00	8.750	500,000	22 Y
Bonds		Global Bonds 2016	U.S.$	Fixed	0.00	8.375	500,000	5 Y
Bonds		Global Bonds 2014	EURO	Fixed	0.00	7.500	389,277	3 Y
Bonds		Global Bonds 2033	U.S.$	Fixed	0.00	8.750	400,000	22 Y
Bonds		Global Bonds 2025	U.S.$	Fixed	0.00	7.350	750,000	14 Y
Bonds		Global Bonds 2025	U.S.$	Fixed	0.00	7.350	500,000	14 Y
Bonds		Global Bonds 2016	U.S.$	Fixed	0.00	8.375	81,211	5 Y
Bonds		Global Bonds 2033	U.S.$	Fixed	0.00	8.750	84,636	22 Y
Bonds		Global Bonds 2037	U.S.$	Fixed	0.00	6.550	1,201,667	26 Y
Bonds		Global Bonds 2019	U.S.$	Fixed	0.00	7.125	1,000,000	8 Y
Bonds		Global Bonds 2025	U.S.$	Fixed	0.00	7.350	1,000,000	14 Y
Bonds		Global Bonds 2033	U.S.$	Fixed	0.00	8.750	1,260,803	22 Y
Bonds		Global Bonds 2050	U.S.$	Fixed	0.00	5.625	1,000,000	39 Y

Abbreviations and symbols:

CAN$	= Canadian dollar
DEG	= Special Drawing Rights (Derechos Especiales de Giro)
£	= English pound
SFR	= Swiss franc
S/POOL	= Single currency pool (World Bank unit of account, based on a basket of national currencies)
S/.	= Peruvian nuevo sol
U.S.$	= United States dollar
¥	= Japanese Yen
(1)	Includes COFIDE loans not guaranteed by Peru.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the Republic of Peru, has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on the 25th day of January 2012.

By:	/s/ Betty Armida Sotelo Bazán
Name:	Betty Armida Sotelo Bazán
Title:	Acting General Director of the General Directorate of Public Indebtedness and Treasury of the Ministry of Economy and Finance of Peru

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, as duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in the City of New York, New York, on the on the 25th day of January 2012.

By:	/s/ Fortunato Quesada Seminario
Name:	Fortunato Quesada Seminario
Title:	Consul General of Peru, New York

EXHIBIT INDEX

Exhibit

A.	Form of Underwriting Agreement(1)

B.	Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic of Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar, including form of Debt Security(2)

B.1	Amendment No. 1 to the Fiscal Agency Agreement, dated November 21, 2003, between the Republic of Peru and JPMorgan Chase Bank(3)

B.2	Amendment No. 2 to the Fiscal Agency Agreement, dated October 14, 2004, between the Republic of Peru and JPMorgan Chase Bank(4)

C.	Form of Warrant Agreement, including form of Warrant*

D.	Form of Unit*

E.	Opinion of the General Counsel of the Ministry of Economy and Finance of the Republic of Peru, with respect to the legality of the securities(5)

F.	Opinion of Simpson Thacher & Bartlett LLP, special New York Counsel to the Republic of Peru, with respect to the legality of the securities(6)

G.	Consent of the General Counsel of the Ministry of Economy and Finance of the Republic of Peru (included in Exhibit E)

H.	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit F)

(1)	Incorporated by reference to Exhibit A to Peru’s Registration Statement on Schedule B (No. 333-174779).
(2)	Incorporated by reference to Exhibit B to Peru’s Registration Statement on Schedule B (No. 333-174779).
(3)	Incorporated by reference to Exhibit C.1 to Peru’s Registration Statement on Schedule B (No. 333-174779).
(4)	Incorporated by reference to Exhibit C.2 to Peru’s Registration Statement on Schedule B (No. 333-174779).
(5)	Incorporated by reference to Exhibit E to the Republic’s Registration Statement on Schedule B (No. 333-174779).
(6)	Incorporated by reference to Exhibit F to the Republic’s Registration Statement on Schedule B (No. 333-174779).
*	To be filed by amendment.